Exhibit 99.1

For Immediate Release	Contact: Frank Paci
November 15, 2007	(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER

AND FISCAL 2007 FINANCIAL RESULTS

Sanford, North Carolina, November 15, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fourth fiscal quarter and year ended September 27, 2007.

Total revenues for the fourth quarter were approximately $2.0 billion, a 19.9% increase from last year’s fourth quarter. Net income was $5.6 million, or $0.25 per share on a diluted basis, compared with $26.7 million, or $1.17 per share, a year ago. Results for the fourth quarter of fiscal 2007 included a one-time after-tax charge of $1.8 million related to the Company’s organizational restructuring.

For the full fiscal year, total revenues were approximately $6.9 billion, a 15.9% increase from fiscal 2006. Net income for the year was $26.7 million, or $1.17 per share, compared with $89.2 million, or $3.88 per share, in fiscal 2006. EBITDA for the year was $214.0 million, compared with $278.9 million in fiscal 2006.

“Our strong revenue growth for both the quarter and the year primarily reflects the continued successful execution of our regional acquisition strategy,” said Peter J. Sodini, Chairman and Chief Executive Officer of The Pantry. “While we again delivered solid gains in our merchandise operations, net income declined significantly, primarily due to difficult year-over-year comparisons with unusually high gasoline margins in the fiscal 2006 periods.”

Merchandise revenues for the fourth quarter were up 16.3% overall and 2.8% on a comparable store basis. The merchandise gross margin was 37.0%, unchanged from the corresponding period last year. Total merchandise gross profits for the quarter were $160.9 million, a 16.1% increase from a year ago.

For the full year, merchandise revenues rose 13.7% overall and 2.3% in comparable stores. Merchandise gross profits for the year were up 13.1%.

Retail gasoline gallons sold in the fourth quarter increased 17.8% overall and 0.3% on a comparable store basis. Retail gasoline revenues for the fourth quarter rose 17.8% compared to the fourth quarter of fiscal 2006. The average retail price per gallon was $2.76 for the fourth quarter, unchanged from a year ago. The retail gross margin per gallon was 10.5 cents, compared with 17.4 cents a year ago. Gasoline gross profits for the quarter totaled $58.9 million, compared with $82.5 million in last year’s fourth quarter.

For the full year, retail gasoline gallons sold rose 15.6% overall and 1.0% in comparable stores. The retail gross margin per gallon for the year was 10.9 cents, compared with 15.9 cents in fiscal 2006.

The Company acquired 152 convenience stores in fiscal 2007, an increase from the 113 stores acquired in fiscal 2006. The Company also opened 16 new large format stores in fiscal 2007, and expects to open approximately 15 additional new large format stores in fiscal 2008.

For fiscal 2008, the Company remains comfortable with its previous outlook for merchandise sales, which have been relatively strong so far in the first fiscal quarter. The Company also continues to expect that retail gasoline margins for the year will be between 11 and 13 cents per gallon, even though margins for the first quarter to date continue to be challenging. The rapid increase in gasoline prices has softened demand and the Company expects that if prices remain high, comparable store gas gallons for the year could be flat to down slightly, with total retail volume of approximately 2.2 billion gallons. However, the Company believes that through additional targeted expense reductions, it may be able to offset most of the impact of lower gasoline volume.

Mr. Sodini concluded, “With our expanded store base, the benefits of our year-end restructuring, and the continued successful implementation of our merchandising initiatives, we believe the Company is well-positioned to deliver stronger results when conditions improve in the gasoline market.”

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, November 15, 2007 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until November 22, 2007.

Use of Non-GAAP Measure

EBITDA is defined by the Company as net income before interest expense, net and loss on extinguishment of debt, income taxes, depreciation and amortization. Adjusted EBITDA is defined by the Company as net income before interest expense, net and loss on extinguishment of debt, income taxes, depreciation and amortization less payments on lease finance obligations. EBITDA and Adjusted EBITDA are not measures of operating performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as substitutes for net income, cash flows from operating activities, and other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA as measures of its operating performance because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. The Company also believes that investors may find Adjusted EBITDA useful to facilitate comparisons of the Company’s operating performance to the operating performance of other companies in its industry. Subtracting payments on lease finance obligations from EBITDA helps to facilitate such comparisons by disclosing such payments as operating costs instead of financing costs and therefore may provide investors useful information about the Company’s relative operating performance. Management also uses EBITDA and Adjusted EBITDA as operating measures to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and field operations compensation targets.

Any measure that excludes interest expense and loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company has borrowed money in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA, and Adjusted EBITDA, as defined by the Company may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of November 8, 2007, the Company operated 1,644 stores in eleven states under select banners, including Kangaroo Express(R), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gas and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of November 15, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Year Ended
	September 27, 2007	September 28, 2006	September 27, 2007	September 28, 2006
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Revenues:
Merchandise	$434,858	$373,926	$1,575,922	$1,385,659
Gasoline	1,585,256	1,311,595	5,335,241	4,576,043

Total revenues	2,020,114	1,685,521	6,911,163	5,961,702

Costs and operating expenses:
Merchandise costs of goods	274,005	235,410	989,894	867,717
Gasoline cost of goods	1,526,360	1,229,100	5,110,545	4,294,839
Store operating expenses	133,251	116,963	499,613	437,935
General and administrative expenses	28,065	25,750	97,707	83,141
Depreciation and amortization	27,042	21,185	95,887	76,025

Total costs and operating expenses	1,988,723	1,628,408	6,793,646	5,759,657
Income from operations	31,391	57,113	117,517	202,045

Other income (expense):
Loss on extinguishment of debt	—	—	(2,212)	(1,832)
Interest expense, net	(22,738)	(14,299)	(72,199)	(54,661)
Miscellaneous	66	190	582	800

Total other expense	(22,672)	(14,109)	(73,829)	(55,693)
Income before income taxes	8,719	43,004	43,688	146,352
Income tax expense	(3,117)	(16,264)	(16,956)	(57,154)

Net income	$5,602	$26,740	$26,732	$89,198

Earnings per share:
Net income per diluted share	$0.25	$1.17	$1.17	$3.88
Diluted shares outstanding	22,791	22,901	22,911	22,987

Selected financial data:
EBITDA	$58,499	$78,488	$213,986	$278,870
Adjusted EBITDA	$47,366	$71,957	$178,097	$254,151
Merchandise gross profit	$160,853	$138,516	$586,028	$517,942
Merchandise margin	37.0%	37.0%	37.2%	37.4%
Retail gasoline data:
Gallons	553,496	469,855	2,032,803	1,757,807
Margin per gallon (1)	$0.1049	$0.1740	$0.1094	$0.1592
Retail price per gallon	$2.76	$2.76	$2.55	$2.58
Wholesale gasoline data:
Gallons	26,048	6,223	62,903	17,120
Margin per gallon (1)	0.0313	0.1200	0.0360	0.0821
Total gasoline gross profit	$58,896	$82,495	$224,696	$281,204

Comparable store data:
Merchandise sales %	2.8%	3.0%	2.3%	4.9%
Gasoline gallons %	0.3%	0.3%	1.0%	3.1%

Number of stores:
End of period	1,644	1,493	1,644	1,493
Weighted-average store count	1,644	1,500	1,578	1,452

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 27, 2007	September 28, 2006
Assets
Cash and cash equivalents	$71,503	$120,394
Receivables, net	84,445	68,064
Inventories	169,647	140,135
Other current assets	25,256	27,131

Total current assets	350,851	355,724

Property and equipment, net	1,025,226	745,721
Goodwill, net	584,336	440,681
Other	69,026	45,781

Total assets	$2,029,439	$1,587,907

Liabilities and shareholders’ equity
Current maturities of long-term debt	$3,541	$2,088
Current maturities of lease finance obligations	5,348	3,511
Accounts payable	192,228	139,939
Other accrued liabilities	115,840	111,992

Total current liabilities	316,957	257,530

Long-term debt	746,749	602,215
Lease finance obligations	452,609	240,564
Deferred income taxes	74,667	72,435
Deferred vendor rebates	23,937	23,876
Other	60,692	54,280
Total shareholders’ equity	353,828	337,007

Total liabilities and shareholders’ equity	$2,029,439	$1,587,907

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Year Ended
	September 27, 2007	September 28, 2006	September 27, 2007	September 28, 2006
Adjusted EBITDA	$47,366	$71,957	$178,097	$254,151
Payments made for lease finance obligations	$11,133	$6,531	$35,889	$24,719

EBITDA	58,499	78,488	213,986	278,870
Interest expense, net and loss on extinguishment of debt	(22,738)	(14,299)	(74,411)	(56,493)
Depreciation and amortization	(27,042)	(21,185)	(95,887)	(76,025)
Provision for income taxes	(3,117)	(16,264)	(16,956)	(57,154)

Net income	$5,602	$26,740	$26,732	$89,198